


                                                 Ford Motor Company and Subsidiaries

                                                             HIGHLIGHTS
                                                             ----------


                                                            Fourth Quarter                       Full Year
                                                       ------------------------          --------------------------
                                                        1996              1995            1996                1995
                                                       ------            ------          ------              ------
                                                            (Unaudited)
Worldwide vehicle unit sales of
 cars and trucks (in thousands)
 (Unaudited)
- United States                                        1,006               955             3,897              3,993
- Outside United States                                  747               635             2,756              2,613
                                                       -----             -----             -----              -----
   Total                                               1,753             1,590             6,653              6,606
                                                       =====             =====             =====              =====

Sales and revenues (in millions)
- Automotive                                         $31,505           $27,597          $118,023           $110,496
- Financial Services                                   7,328             6,950            28,968             26,641
                                                     -------           -------          --------           --------
   Total                                             $38,833           $34,547          $146,991           $137,137
                                                     =======           =======          ========           ========

Net income (in millions)*
- Automotive                                         $   390           $    16          $  1,655           $  2,056
- Financial Services                                     814               644             2,791              2,083
                                                     -------           -------          --------           --------
   Total                                             $ 1,204           $   660          $  4,446           $  4,139
                                                     =======           =======          ========           ========

Capital expenditures (in millions)
- Automotive                                         $ 2,413           $ 2,472          $  8,209           $  8,676
- Financial Services                                      93                98               442                321
                                                     -------           -------          --------           --------
   Total                                             $ 2,506           $ 2,570          $  8,651           $  8,997
                                                     =======           =======          ========           ========

Automotive capital expenditures
 as a percentage of sales                                7.7%              9.0%              7.0%               7.9%

Stockholders' equity at December 31
- Total (in millions)                                $26,762           $24,547          $ 26,762           $ 24,547
- After-tax return on Common and
   Class B stockholders' equity                         18.4%             10.9%             17.6%              18.2%

Automotive cash and marketable securities
 at December 31 (in millions)                        $15,414           $12,406          $ 15,414           $ 12,406

Automotive debt at December 31
 (in millions)                                       $ 8,156           $ 7,307          $  8,156           $  7,307

After-tax return on sales
- U.S. Automotive                                        3.2%              0.9%              2.7%               2.5%
- Total Automotive                                       1.3               0.1               1.4                1.9

Shares of Common and Class B Stock
 (in millions)
- Average number outstanding                           1,187             1,136             1,179              1,071
- Number outstanding at December 31                    1,188             1,159             1,188              1,159

AMOUNTS PER SHARE OF COMMON AND
 CLASS B STOCK AFTER PREFERRED
 STOCK DIVIDENDS

Income/(loss) assuming full dilution
- Automotive                                         $  0.32           $ (0.06)         $   1.33           $   1.59
- Financial Services                                    0.67              0.54              2.31               1.74
                                                     -------           -------          --------           --------
   Total                                             $  0.99           $  0.48          $   3.64           $   3.33
                                                     =======           =======          ========           ========

Cash dividends                                       $ 0.385           $  0.35          $   1.47           $   1.23



- - - - -
*One-time factors included in net income
   (in millions):

  Automotive
  - Employee separation programs                     $  (336)          $  (129)         $   (436)          $   (146)
  - Autolatina dissolution                                 -               230                 -                230

  Financial Services
  - Sale of The Associates' common stock                   -                 -               650                  -
  - Sale of USL Capital's assets                           -                 -                95                  -
  - Net write-down for Budget Rent a Car
     Corporation                                         204                 -              (233)                 -
                                                     -------           -------          --------           --------
   Total                                             $  (132)          $   101          $     76           $     84
                                                     =======           =======          ========           ========

                                                 Ford Motor Company and Subsidiaries

                                                         VEHICLE UNIT SALES
                                                         ------------------

                                          For the Periods Ended December 31, 1996 and 1995
                                                           (in thousands)



                                                            Fourth Quarter                       Full Year
                                                       ------------------------          --------------------------
                                                        1996              1995            1996                1995
                                                       ------            ------          ------              ------
                                                             (Unaudited)                        (Unaudited)
NORTH AMERICA
United States
  Cars                                                    428               434           1,656              1,767
  Trucks                                                  578               521           2,241              2,226
                                                        -----             -----           -----              -----
   Total United States                                  1,006               955           3,897              3,993

Canada                                                     84                76             258                254
Mexico                                                     28                11              67                 32
                                                        -----             -----           -----              -----

   Total North America                                  1,118             1,042           4,222              4,279

EUROPE
Britain                                                   140               125             516                496
Germany                                                   106                84             436                409
France                                                     47                41             194                165
Italy                                                      51                54             180                193
Spain                                                      41                31             155                160
Other countries                                           103                74             339                286
                                                        -----             -----           -----              -----

   Total Europe                                           488               409           1,820              1,709

OTHER INTERNATIONAL
Brazil                                                     48                48             190                201
Australia                                                  31                32             138                139
Taiwan                                                     14                16              86                106
Argentina                                                  21                14              64                 48
Japan                                                      11                13              52                 57
Other countries                                            22                16              81                 67
                                                        -----             -----           -----              -----
   Total other international                              147               139             611                618
                                                        -----             -----           -----              -----

Total worldwide vehicle unit sales                      1,753             1,590           6,653              6,606
                                                        =====             =====           =====              =====



Vehicle unit sales are reported worldwide on a "where sold" basis and include sales of all Ford-badged units, as well as units manufactured by Ford and sold to other manufacturers.


                                                 Ford Motor Company and Subsidiaries

                                                  CONSOLIDATED STATEMENT OF INCOME
                                                  --------------------------------


                                        For the Years Ended December 31, 1996, 1995 and 1994
                                               (in millions, except amounts per share)

                                                                         1996             1995              1994
                                                                       --------         --------          --------
AUTOMOTIVE
Sales (Note 1)                                                         $118,023         $110,496          $107,137

Costs and expenses (Notes 1 and 15):
Costs of sales                                                          108,882          101,171            95,887
Selling, administrative and other expenses                                6,625            6,044             5,424
                                                                       --------         --------          --------
   Total costs and expenses                                             115,507          107,215           101,311

Operating income                                                          2,516            3,281             5,826

Interest income                                                             841              800               665
Interest expense                                                            695              622               721
                                                                       --------         --------          --------
   Net interest income/(expense)                                            146              178               (56)
Equity in net (loss)/income of affiliated companies (Note 1)                 (6)            (154)              271
Net expense from transactions with Financial Services (Note 1)              (85)            (139)              (44)
                                                                       --------         --------          --------

Income before income taxes - Automotive                                   2,571            3,166             5,997

FINANCIAL SERVICES
Revenues (Note 1)                                                        28,968           26,641            21,302

Costs and expenses (Note 1):
Interest expense                                                          9,704            9,424             7,023
Depreciation                                                              6,875            6,500             4,910
Operating and other expenses                                              6,217            5,499             4,607
Provision for credit and insurance losses                                 2,564            1,818             1,539
Asset write-downs and dispositions (Note 15)                                121                -               475
                                                                       --------         --------          --------
   Total costs and expenses                                              25,481           23,241            18,554
Net revenue from transactions with Automotive (Note 1)                       85              139                44
Ga in on sale of The Associates' common stock (Note 15)                     650                -                 -
                                                                       --------         --------          --------

Income before income taxes - Financial Services                           4,222            3,539             2,792
                                                                       --------         --------          --------

TOTAL COMPANY
Income before income taxes                                                6,793            6,705             8,789

Provision for income taxes (Note 6)                                       2,166            2,379             3,329
                                                                       --------         --------          --------

Income before minority interests                                          4,627            4,326             5,460

Minority interests in net income of subsidiaries                            181              187               152
                                                                       --------         --------          --------

Net income                                                             $  4,446         $  4,139          $  5,308
                                                                       ========         ========          ========

Income attributable to Common and Class B Stock
 after preferred stock dividends (Note 1)                              $  4,381         $  3,839          $  5,021

Average number of shares of Common and Class B Stock outstanding          1,179            1,071             1,010

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK (Note 1)
Income                                                                 $   3.72         $   3.58          $   4.97

Income assuming full dilution                                          $   3.64         $   3.33          $   4.44

Cash dividends                                                         $   1.47         $   1.23          $   0.91

The accompanying notes are part of the financial statements.

                                                 Ford Motor Company and Subsidiaries

                                                     CONSOLIDATED BALANCE SHEET
                                                     --------------------------
                                                            (in millions)
                                                                                     December 31,          December 31,
                                                                                         1996                  1995
                                                                                     ------------          ------------
ASSETS
Automotive:
Cash and cash equivalents                                                             $  3,578              $  5,750
Marketable securities (Note 2)                                                          11,836                 6,656
                                                                                      --------              --------
   Total cash and marketable securities                                                 15,414                12,406

Receivables                                                                              3,635                 3,321
Inventories (Note 4)                                                                     6,656                 7,162
Deferred income taxes                                                                    3,296                 2,709
Other current assets (Note 1)                                                            3,193                 1,483
Net current receivable from Financial Services (Note 1)                                      0                   200
                                                                                      --------              --------
   Total current assets                                                                 32,194                27,281

Equity in net assets of affiliated companies (Note 1)                                    2,483                 2,248
Net property (Note 5)                                                                   33,527                31,273
Deferred income taxes                                                                    4,429                 4,802
Other assets (Notes 1 and 8)                                                             7,025                 7,168
                                                                                      --------              --------
   Total Automotive assets                                                              79,658                72,772

Financial Services:
Cash and cash equivalents                                                                3,689                 2,690
Investments in securities (Note 2)                                                       2,307                 4,553
Net receivables and lease investments (Note 3)                                         161,906               149,694
Other assets (Note 1)                                                                   14,834                13,574
Net receivable from Automotive (Note 1)                                                    473                     0
                                                                                      --------              --------
   Total Financial Services assets                                                     183,209               170,511
                                                                                      --------              --------

   Total assets                                                                       $262,867              $243,283
                                                                                      ========              ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive:
Trade payables                                                                        $ 11,735              $ 11,260
Other payables                                                                           2,206                 1,976
Accrued liabilities (Note 7)                                                            16,587                13,392
Income taxes payable                                                                       508                   316
Debt payable within one year (Note 9)                                                    1,661                 1,832
Net current payable to Financial Services (Note 1)                                         473                     0
                                                                                      --------              --------
   Total current liabilities                                                            33,170                28,776

Long-term debt (Note 9)                                                                  6,495                 5,475
Other liabilities (Note 7)                                                              26,793                25,677
Deferred income taxes                                                                    1,225                 1,186
                                                                                      --------              --------
   Total Automotive liabilities                                                         67,683                61,114

Financial Services:
Payables                                                                                 4,695                 5,476
Debt (Note 9)                                                                          150,205               141,317
Deferred income taxes                                                                    4,338                 3,831
Other liabilities and deferred income                                                    8,504                 6,116
Net payable to Automotive (Note 1)                                                           0                   200
                                                                                      --------              --------
   Total Financial Services liabilities                                                167,742               156,940

Company-obligated mandatorily redeemable preferred securities of a subsidiary trust holding solely junior subordinated debentures
 of the Company (Note 1)                                                                   680                   682

Stockholders' equity:
Capital stock (Notes 10 and 11)
 Preferred Stock, par value $1.00 per share (aggregate
  liquidation preference of $694 million and $1,042 million)                                 *                     *
 Common Stock, par value $1.00 per share
  (1,118 million and 1,089 million shares issued)                                        1,118                 1,089
 Class B Stock, par value $1.00 per share (71 million shares issued)                        71                    71
Capital in excess of par value of stock                                                  5,268                 5,105
Foreign currency translation adjustments and other (Note 1)                                (29)                  594
Earnings retained for use in business                                                   20,334                17,688
                                                                                      --------              --------
   Total stockholders' equity                                                           26,762                24,547
                                                                                      --------              --------

   Total liabilities and stockholders' equity                                         $262,867              $243,283
                                                                                      ========              ========
- - - - -
*Less than $500,000
The accompanying notes are part of the financial statements.

                                                 Ford Motor Company and Subsidiaries

                                                CONSOLIDATED STATEMENT OF CASH FLOWS
                                                ------------------------------------

                                        For the Years Ended December 31, 1996, 1995 and 1994
                                                            (in millions)


                                                      1996                       1995                      1994
                                             -----------------------    ----------------------    ----------------------
                                                           Financial                 Financial                 Financial
                                             Automotive    Services     Automotive   Services     Automotive   Services
                                             ----------    ---------    ----------   ---------    ----------   ---------

Cash and cash equivalents at January 1       $ 5,750       $   2,690    $ 4,481      $  1,739     $ 5,667      $  2,555

Cash flows from operating activities
 (Note 16)                                     6,576          12,681      8,849        12,322       7,542         9,087

Cash flows from investing activities
 Capital expenditures                         (8,209)           (442)    (8,676)         (321)     (8,310)         (236)
 Purchase of leased assets                      (195)              -          0             -           0             -
 Acquisitions of other companies                   0            (166)         0             0           0          (485)
 Acquisitions of receivables and lease
  investments                                      -        (109,087)         -       (99,967)          -       (90,824)
 Collections of receivables and
  lease investments                                -          82,398          -        71,149           -        61,111
 Net acquisitions of daily rental vehicles         -          (1,759)         -        (1,459)          -          (924)
 Net proceeds from USL Capital asset
  sales (Note 15)                                  -           1,157          -             -           -             -
 Purchases of securities (Note 16)                (6)         (8,020)       (51)       (6,274)       (412)      (10,688)
 Sales and maturities of securities (Note 16)      7           9,863        325         5,052         511         9,649
 Proceeds from sales of receivables and
  lease investments                                -           2,867          -         4,360           -         3,622
 Net investing activity with Financial
  Services                                       416               -        (19)            -         355             -
 Other                                          (586)            (45)       558          (184)       (331)          196
                                             -------       ---------    -------      --------     -------      --------
   Net cash used in investing activities      (8,573)        (23,234)    (7,863)      (27,644)     (8,187)      (28,579)

Cash flows from financing activities
 Cash dividends                               (1,800)              -     (1,559)            -      (1,205)            -
 Issuance of Common Stock                        192               -        601             -         715             -
 Issuance of Common Stock of a
  subsidiary (Note 15)                             -           1,897          -             -           -             -
 Changes in short-term debt                      151           3,474        413         5,884        (795)       10,314
 Proceeds from other debt                      1,688          22,342        300        23,854         158        21,885
 Principal payments on other debt             (1,031)        (14,428)      (177)      (11,489)        (75)      (14,088)
 Net financing activity with Automotive            -            (416)         -            19           -          (355)
 Receipts from annuity contracts                   -               -          -           283           -         1,124
 Net (redemption)/issuance of subsidiary
  company preferred stock (Note 1)                 -               -          -        (1,875)          -           417
 Other                                            37            (528)       121           102          31          (554)
                                             -------       ---------    -------      --------     -------      --------
   Net cash (used in)/provided by financing
    activities                                  (763)         12,341       (301)       16,778      (1,171)       18,743

Effect of exchange rate changes on cash          (85)           (116)       107           (28)        397           166
Net transactions with Automotive/
 Financial Services                              673            (673)       477          (477)        233          (233)
                                             -------       ---------    -------      --------     -------      --------

   Net (decrease)/increase in cash and
    cash equivalents                          (2,172)            999      1,269           951      (1,186)         (816)
                                             -------       ---------    -------      --------     -------      --------

Cash and cash equivalents at December 31     $ 3,578       $   3,689    $ 5,750      $  2,690     $ 4,481      $  1,739
                                             =======       =========    =======      ========     =======      ========

The accompanying notes are part of the financial statements.

                                                 Ford Motor Company and Subsidiaries

                                           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                           ----------------------------------------------

                                        For the Years Ended December 31, 1996, 1995 and 1994
                                                            (in millions)

                                                                     1996              1995              1994
                                                                  ---------          --------          --------
CAPITAL STOCK (Note 10)
Common Stock:
Balance at beginning of year                                       $ 1,089           $   952           $   464
Issued for Series A Preferred Stock conversion,
 employee benefit plans and other                                       29               137                19
Stock split in form of a 100% stock dividend                             -                 -               469
                                                                   -------           -------           -------
  Balance at end of year                                             1,118             1,089               952

Class B Stock:
Balance at beginning of year                                            71                71                35
Stock split in form of a 100% stock dividend                             -                 -                36
                                                                   -------           -------           -------
  Balance at end of year                                                71                71                71

Series A Preferred Stock                                                 *                 *                 *

Series B Preferred Stock (Note 1)                                        *                 *                 *

CAPITAL IN EXCESS OF PAR VALUE OF STOCK
Balance at beginning of year                                         5,105             5,273             5,082
Exchange of Series B Preferred Stock (Notes 1 and 10)                    -              (632)                -
Issued for Series A Preferred Stock conversion,
 employee benefit plans and other                                      163               464               696
Stock split in form of a 100% stock dividend                             -                 -              (505)
                                                                   -------           -------           -------
  Balance at end of year                                             5,268             5,105             5,273

FOREIGN CURRENCY TRANSLATION ADJUSTMENTS
 AND OTHER (Note 1)
Balance at beginning of year                                           594               189            (1,078)
Translation adjustments during year                                   (408)              250               800
Minimum pension liability adjustment                                  (159)             (108)              400
Other                                                                  (56)              263                67
                                                                   -------           -------           -------
  Balance at end of year                                               (29)              594               189

EARNINGS RETAINED FOR USE IN THE BUSINESS
Balance at beginning of year                                        17,688            15,174            11,071
Net income                                                           4,446             4,139             5,308
Cash dividends                                                      (1,800)           (1,559)           (1,205)
Fair value adjustment from exchange
 of Series B Preferred Stock (Note 1)                                    -               (66)                -
                                                                   -------           -------           -------
  Balance at end of year                                            20,334            17,688            15,174
                                                                   -------           -------           -------

Total stockholders' equity                                         $26,762           $24,547           $21,659
                                                                   =======           =======           =======


                                                                                              Series A         Series B
                                                            Common          Class B           Preferred        Preferred
SHARES OF CAPITAL STOCK                                     Stock            Stock              Stock            Stock
                                                            ------          -------           ---------        ---------
Issued at December 31, 1993                                   464              35               0.046            0.023

Additions
  1994 - Stock split in form of a 100% stock dividend         469              36                   -                -
       - Employee benefit plans and other                      19               -                   -                -
  1995 - Conversion of Series A Preferred Stock               115               -              (0.035)               -
       - Employee benefit plans and other                      22               -                   -                -
       - Exchange of Series B Preferred Stock (Note 10)         -               -                   -           (0.013)
  1996 - Conversion of Series A Preferred Stock                23               -              (0.007)               -
       - Employee benefit plans and other                       6               -                   -                -
                                                            -----             ---               -----            -----
    Net additions                                             654              36              (0.042)          (0.013)
                                                            -----             ---               -----            -----
Issued at December 31, 1996                                 1,118              71               0.004            0.010
                                                            =====             ===               =====            =====

Authorized at December 31, 1996                             3,000             265                 -- In total: 30 --
- - - - -
*The balances at the beginning and end of each period were less than $500,000

The accompanying notes are part of the financial statements.

                       Ford Motor Company and Subsidiaries

                          Notes to Financial Statements


NOTE 1.  Accounting Policies
----------------------------

Principles of Consolidation
---------------------------

The consolidated financial statements include all significant majority-owned subsidiaries and reflect the operating results, assets, liabilities and cash flows for two business segments: Automotive and Financial Services. The assets and liabilities of the Automotive segment are classified as current or noncurrent, and those of the Financial Services segment are unclassified. Affiliates that are 20% to 50% owned, principally Mazda Motor Corporation and AutoAlliance International Inc., and subsidiaries where control is expected to be temporary, principally investments in certain dealerships, are accounted for on an equity basis. For purposes of Notes to Financial Statements, "Ford" or "the company" means Ford Motor Company and its majority-owned consolidated subsidiaries unless the context requires otherwise. Certain amounts for prior periods have been reclassified to conform with 1996 presentations. Automotive revenues and costs for 1996 include new entities in Brazil and Argentina resulting from the dissolution of Autolatina; amounts for 1995 and 1994 exclude these entities (Note 15).

Use of estimates and assumptions as determined by management is required in the preparation of consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates and assumptions.

Nature of Operations
--------------------

The company operates in two principal business segments. The Automotive segment consists of the design, manufacture, assembly and sale of cars, trucks and related parts and accessories. The Financial Services segment consists primarily of financing operations, vehicle and equipment leasing and rental operations, and insurance operations.

Intersegment transactions represent principally transactions occurring in the ordinary course of business, borrowings and related transactions between entities in the Financial Services and Automotive segments, and interest and other support under special vehicle financing programs. These arrangements are reflected in the respective business segments.

Revenue Recognition - Automotive
--------------------------------

Sales are recorded by the company when products are shipped to dealers, except as described below. Estimated costs for approved sales incentive programs normally are recognized as sales reductions at the time of revenue recognition. Estimated costs for sales incentive programs approved subsequent to the time that related sales were recorded are recognized when the programs are approved.

Beginning December 1, 1995, sales through dealers to certain daily rental companies where the daily rental company has an option to require Ford to repurchase vehicles, subject to certain conditions, are recognized over the period of daily rental service in a manner similar to lease accounting. This change in accounting principle was made in accordance with the Emerging Issues Task Force consensus on Issue 95-1, "Revenue Recognition on Sales with a Guaranteed Minimum Residual Value." Ford elected to recognize this change in accounting principle on a prospective basis; the effect on the company's consolidated results of operations was not material. Previously, the company recognized revenue for these vehicles when shipped. The carrying value of these vehicles, included in other current assets, was $1,803 million at December 31, 1996.

----------------------------

Revenue Recognition - Financial Services
----------------------------------------

Revenue from finance receivables is recognized over the term of the receivable using the interest method. Certain loan origination costs are deferred and amortized over the term of the related receivable as a reduction in financing revenue. Revenue from operating leases is recognized as scheduled payments become due. Agreements between Automotive operations and certain Financial Services operations provide for interest supplements and other support costs to be paid by Automotive operations on certain financing and leasing transactions. Financial Services operations recognize this revenue in income over the period that the related receivables and leases are outstanding; the estimated costs of interest supplements and other support costs are recorded as sales incentives by Automotive operations.

Other Costs
-----------

Advertising and sales promotion costs are expensed as incurred. Advertising costs were $2,155 million in 1996, $2,024 million in 1995 and $1,823 million in 1994.

Estimated costs related to product warranty are accrued at the time of sale.

Research and development costs are expensed as incurred and were $6,821 million in 1996, $6,624 million in 1995 and $5,811 million in 1994.

Income Per Share of Common and Class B Stock
--------------------------------------------

Income per share of Common and Class B Stock is calculated by dividing the income attributable to Common and Class B Stock by the average number of shares of Common and Class B Stock outstanding during the applicable period.

The company has outstanding securities, primarily Series A Preferred Stock, that could be converted to Common Stock. Other obligations, such as stock options, are considered to be common stock equivalents. The calculation of income per share of Common and Class B Stock assuming full dilution takes into account the effect of these convertible securities and common stock equivalents when the effect is material and dilutive.

Income attributable to Common and Class B Stock was as follows (in millions):

                                          1996            1995           1994
                                         ------          ------         ------

      Net income                         $4,446          $4,139         $5,308
      Less:
      Preferred stock dividend
       requirements                          65             234            287
      Fair value adjustment from
       exchange of Series B
       Preferred Stock*                       -              66              -
                                         ------          ------         ------
         Income attributable to
          Common and Class B Stock       $4,381          $3,839         $5,021
                                         ======          ======         ======

      - - - - -
      * Represents a one-time reduction of $0.06 per share of Common and Class B Stock to reflect the excess of the fair value of company-obligated mandatorily redeemable preferred securities of a subsidiary trust at date of issuance over the carrying amount of exchanged Series B Preferred Stock

----------------------------

Derivative Financial Instruments
--------------------------------

Ford has operations in over 30 countries and sells vehicles in over 200 markets, and is exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates, interest rates and commodity prices. These financial exposures are monitored and managed by the company as an integral part of the company's overall risk management program, which recognizes the unpredictability of financial markets and seeks to reduce the potentially adverse effect on the company's results. The company uses derivative financial instruments to manage the exposures to fluctuations in exchange rates, interest rates and commodity prices. All derivative financial instruments are classified as "held for purposes other than trading"; company policy specifically prohibits the use of leveraged derivatives or use of any derivatives for speculative purposes.

Ford's primary foreign currency exposures, in terms of net corporate exposure, are in the German Mark, Japanese Yen, British Pound Sterling, Brazilian Real and Spanish Peseta. Agreements to manage foreign currency exposures include forward contracts, swaps and options. The company uses these derivative instruments to hedge assets and liabilities denominated in foreign currencies, firm commitments and certain investments in foreign subsidiaries. Gains and losses on hedges of firm commitments are deferred and recognized with the related transactions. In the case of hedges of net investments in foreign subsidiaries, gains and losses are recognized as an adjustment to the foreign currency translation component of stockholders' equity. All other gains and losses are recognized in cost of sales for Automotive and interest expense for Financial Services. These instruments usually mature in two years or less for Automotive exposures and longer for Financial Services exposures, consistent with the underlying transactions. The effect of changes in exchange rates may not be fully offset by gains or losses on currency derivatives, depending on the extent to which the exposures are hedged.

Interest rate swap agreements are used to manage the effects of interest rate fluctuations by changing the interest rate characteristics of debt to match the interest rate characteristics of corresponding assets. These instruments mature primarily through 2001, consistent with the underlying debt. The differential paid or received on interest rate swaps is recognized on an accrual basis as an adjustment to interest expense. Gains and losses on terminated interest rate swaps are amortized and reflected in interest expense over the remaining term of the underlying debt.

Ford has a commodity hedging program that uses primarily forward contracts and options to manage the effects of changes in commodity prices on Automotive results. The financial instruments used in this program mature in two years or less, consistent with the related purchase commitments. Gains and losses are recognized in cost of sales during the settlement period of the related transactions.

----------------------------

Foreign Currency Translation
----------------------------
Revenues, costs and expenses of foreign subsidiaries are translated to U.S. dollars at average-period exchange rates. The effect of changes in exchange rates on revenues and costs was generally unfavorable in 1996, 1995 and 1994.

Assets and liabilities of foreign subsidiaries are translated to U.S. dollars at end-of-period exchange rates. The effects of this translation for most foreign subsidiaries and certain other foreign currency transactions are reported in a separate component of stockholders' equity. Translation gains and losses for foreign subsidiaries that are located in highly inflationary countries or conduct a major portion of their business with the company's U.S. operations are included in income. Also included in income are gains and losses arising from transactions denominated in a currency other than the functional currency of the subsidiary involved.

The effect of changes in exchange rates on assets and liabilities, as described above, decreased net income by $156 million in 1996, and increased net income by $13 million in 1995 and $376 million in 1994. These amounts included a pre-tax net transaction and translation loss of $300 million in 1996, and gains of $37 million in 1995 and $574 million in 1994.

Impairment of Long-Lived Assets and Certain Identifiable Intangibles
--------------------------------------------------------------------

The company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," as of January 1, 1996. The effect of adopting this standard was not material.

The company evaluates the carrying value of goodwill for potential impairment on an ongoing basis. Such evaluations compare operating income before amortization of goodwill to the amortization recorded for the operations to which the goodwill relates. The company also evaluates the carrying value of long-lived assets and long-lived assets to be disposed of for potential impairment on an ongoing basis. The company considers projected future operating results, trends and other circumstances in making such estimates and evaluations.

Goodwill
--------
Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired companies and is amortized using the straight-line method principally over 40 years. Total goodwill included in Automotive and Financial Services other assets at December 31, 1996 was $2.3 billion and $2.9 billion, respectively.

----------------------------

Company-Obligated Mandatorily Redeemable Preferred Securities of a Subsidiary Trust
-----------------------------------------------------------------------------

During 1995, Ford Motor Company Capital Trust I (the "Trust") issued $632 million of its 9%-Trust Originated Preferred Securities (the "Preferred Securities") in a one-for-one exchange for 25,273,537 shares of the company's outstanding Series B Depositary Shares ("Depositary Shares"). Concurrent with the exchange and the related purchase by Ford of the Trust's common securities (the "Common Securities"), the company issued to the Trust $651 million aggregate principal amount of its 9% Junior Subordinated Debentures due December 2025 (the "Debentures"). The sole assets of the Trust are and will be the Debentures. The Debentures are redeemable, in whole or in part, at the company's option on or after December 1, 2002, at a redemption price of $25 per Debenture plus accrued and unpaid interest. If the company redeems the Debentures, or upon maturity of the Debentures, the Trust is required to redeem the Preferred Securities and Common Securities at $25 per share plus accrued and unpaid distributions.

Ford guarantees to pay in full to the holders of the Preferred Securities all distributions and other payments on the Preferred Securities to the extent not paid by the Trust only if and to the extent that Ford has made a payment of interest or principal on the Debentures. This guarantee, when taken together with Ford's obligations under the Debentures and the Indenture relating thereto and its obligations under the Declaration of Trust of the Trust, including its obligation to pay certain costs and expenses of the Trust, constitutes a full and unconditional guarantee by Ford of the Trust's obligations under the Preferred Securities.

Preferred Stockholders' Equity in a Subsidiary Company
------------------------------------------------------

During fourth quarter 1995, Ford Holdings, Inc. ("Ford Holdings"), a subsidiary of Ford, merged with Ford Holdings Capital Corporation, a subsidiary of Ford Holdings, which resulted in the cancellation of the voting preferred stock of Ford Holdings in exchange for payment by Ford Holdings of the liquidation preference of the stock plus accrued and unpaid dividends.


NOTE 2.  Marketable and Other Securities
----------------------------------------

Trading securities are recorded at fair value with unrealized gains and losses included in income. Available-for-sale securities are recorded at fair value with unrealized gains and losses excluded from income and reported, net of tax, in a separate component of stockholders' equity. Held-to-maturity securities are recorded at amortized cost. Equity securities which do not have readily determinable fair values are recorded at cost. The bases of cost used in determining realized gains and losses are specific identification for Automotive operations and first-in, first-out for Financial Services operations.

The fair value of most securities is determined by quoted market prices. The estimated fair value of securities for which there are no quoted market prices is based on similar types of securities that are traded in the market.

Expected maturities of debt securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

----------------------------------------

Automotive
----------

Investments in securities at December 31 were as follows (in millions):

                                                         Gross         Gross                    Memo:
                                          Amortized    Unrealized    Unrealized     Fair        Book
                                            Cost         Gains         Losses       Value       Value
                                          ---------    ----------    ----------    -------     ------
         1996
         ----
         Trading securities                $11,812        $25            $1        $11,836     $11,836

         1995
         ----
         Trading securities                $ 6,646        $12            $2        $ 6,656     $ 6,656

Included in stockholders' equity at December 31, 1996 and 1995 was $96 million and $146 million, respectively, which represented the company's equity interest in the unrealized gains on securities owned by certain unconsolidated affiliates.

Financial Services
------------------


Investments in securities at December 31, 1996 were as follows (in millions):

                                                                         Gross        Gross                Memo:
                                                           Amortized   Unrealized   Unrealized    Fair     Book
                                                             Cost        Gains        Losses      Value    Value
                                                           ---------   ----------   ----------   ------   ------
Trading securities                                           $  410       $  3          $ 1      $  412   $  412

Available-for-sale securities
Debt securities issued by the U.S.
 government and agencies                                        429          6            2         433      433
Municipal securities                                             14          -            -          14       14
Debt securities issued by foreign governments                    42          1            -          43       43
Corporate securities                                            505          3            5         503      503
Mortgage-backed securities                                      682          3            5         680      680
Other debt securities                                             2          -            -           2        2
Equity securities                                               107         89            3         193      193
                                                             ------       ----          ---      ------   ------
  Total available-for-sale securities                         1,781        102           15       1,868    1,868

Held-to-maturity securities
Debt securities issued by the U.S.
 government and agencies                                          9          -            -           9        9
Corporate securities                                             13          -            -          13       13
                                                             ------       ----          ---      ------   ------
  Total held-to-maturity securities                              22          -            -          22       22

  Total investments in securities with
   readily determinable fair value                            2,213       $105          $16      $2,302    2,302
                                                                          ====          ===      ======

Equity securities not practicable to fair value                   5                                            5
                                                             ------                                       -------

    Total investments in securities                          $2,218                                       $2,307
                                                             ======                                       ======

----------------------------------------

Financial Services (continued)
------------------

Investments in securities at December 31, 1995 were as follows (in millions):

                                                                         Gross        Gross                Memo:
                                                           Amortized   Unrealized   Unrealized    Fair     Book
                                                             Cost        Gains        Losses      Value    Value
                                                           ---------   ----------   ----------   ------   ------
Trading securities                                           $  477       $  1          $ 2      $  476   $  476

Available-for-sale securities
Debt securities issued by the U.S.
 government and agencies                                        574         20            0         594      594
Municipal securities                                            102          3            2         103      103
Debt securities issued by foreign governments                    38          1            0          39       39
Corporate securities                                            579         12            9         582      582
Mortgage-backed securities                                      336          4            1         339      339
Other debt securities                                            13          0            0          13       13
Equity securities                                               300         58            0         358      358
                                                             ------       ----          ---      ------   ------
  Total available-for-sale securities                         1,942         98           12       2,028    2,028

Held-to-maturity securities
Debt securities issued by the U.S.
 government and agencies                                          8          1            0           9        8
Municipal securities                                          1,132         60            7       1,185    1,132
Corporate securities                                            585         15            2         598      585
                                                             ------       ----          ---      ------   ------
  Total held-to-maturity securities                           1,725         76            9       1,792    1,725

  Total investments in securities with
   readily determinable fair value                            4,144       $175          $23      $4,296    4,229
                                                                          ====          ===      ======

Equity securities not practicable to fair value                 324                                          324
                                                             ------                                       ------

    Total investments in securities                          $4,468                                       $4,553
                                                             ======                                       ======


The amortized cost and fair value of investments in available-for-sale securities and held-to-maturity securities at December 31 by contractual maturity, were as follows (in millions):

                                                              Available-for-sale            Held-to-maturity
                                                            -----------------------     -------------------------
                                                            Amortized                   Amortized
                                                               Cost      Fair Value        Cost        Fair Value
                                                            ---------    ----------     ----------     ----------
         1996
         ----
         Due in one year or less                            $   70       $   70            $ 5            $ 5
         Due after one year through five years                 503          508             14             14
         Due after five years through ten years                355          353              1              1
         Due after ten years                                    64           64              2              2
         Mortgage-backed securities                            682          680              -              -
         Equity securities                                     107          193              -              -
                                                            ------       ------            ---            ---
           Total                                            $1,781       $1,868            $22            $22
                                                            ======       ======            ===            ===


         1995
         ----
         Due in one year or less                            $  173       $  173         $   50         $   47
         Due after one year through five years                 522          534            281            285
         Due after five years through ten years                433          438          1,317          1,381
         Due after ten years                                   178          186             77             79
         Mortgage-backed securities                            336          339              -              -
         Equity securities                                     300          358              -              -
                                                            ------       ------         ------         ------
           Total                                            $1,942       $2,028         $1,725         $1,792
                                                            ======       ======         ======         ======

Proceeds from sales of available-for-sale securities were $8.4 billion in 1996, $2.4 billion in 1995 and $9.1 billion in 1994. In 1996, gross gains of $43 million and gross losses of $21 million were realized on those sales; gross gains of $39 million and gross losses of $18 million were realized in 1995, and gross gains of $24 million and gross losses of $56 million were realized in 1994. Stockholders' equity included, net of tax, net unrealized gains of $54 million and $56 million at December 31, 1996 and 1995, respectively.

NOTE 3.  Receivables - Financial Services
-----------------------------------------

Included in net receivables and lease investments at December 31 were net finance receivables, investments in direct financing leases and investments in operating leases. The investments in direct financing and operating leases relate to the leasing of vehicles, various types of transportation and other equipment, and facilities.

Net finance receivables at December 31 were as follows (in millions):

                                                      1996             1995
                                                    --------         --------
   Retail                                           $ 61,197         $ 55,742
   Wholesale                                          25,066           23,911
   Diversified                                           473            2,617
   Real estate, mainly residential                    18,940           16,900
   Other finance receivables                          16,624           13,470
                                                    --------         --------
     Total finance receivables                       122,300          112,640
   Allowance for credit losses                        (2,364)          (1,947)
   Other                                                  76               52
                                                    --------         --------
     Net finance and other receivables              $120,012         $110,745
                                                    ========         ========

   Net finance receivables subject to
    fair value*                                     $119,708         $108,595
   Fair value                                       $120,980         $110,648

 - - - - -
*Excludes certain diversified and other receivables of $304 million and $2,150 million at December 31, 1996 and 1995, respectively

Included in finance receivables at December 31, 1996 and 1995 were a total of $1.2 billion and $1.3 billion, respectively, owed by three customers with the largest receivable balances. Other finance receivables consisted primarily of commercial and consumer loans, collateralized loans, credit card receivables, general corporate obligations and accrued interest. Also included in other finance receivables at December 31, 1996 and 1995 were $4 billion and $3.5 billion, respectively, of accounts receivable purchased by certain Financial Services operations from Automotive operations.

Contractual maturities of total finance receivables are as follows (in millions): 1997 - $55,123; 1998 - $20,648; 1999 - $14,294; thereafter - $32,235.
Experience indicates that a substantial portion of the portfolio generally is repaid before the contractual maturity dates.

The fair value of most receivables was estimated by discounting future cash flows using an estimated discount rate that reflected the credit, interest rate and prepayment risks associated with similar types of instruments. For receivables with short maturities, the book value approximated fair value.

Sales of finance receivables increased net income by $56 million in 1996, $69 million in 1995 and $15 million in 1994.

Investments in direct financing leases at December 31 were as follows (in millions):

                                                         1996             1995
                                                        ------          -------
      Minimum lease rentals, net of unearned income     $6,816          $ 7,287
      Estimated residual values                          2,938            3,700
      Allowance for credit losses                         (114)            (155)
                                                        ------          -------
        Net investments in direct financing leases      $9,640          $10,832
                                                        ======          =======


Minimum direct financing lease rentals (including executory costs of $26 million) are contractually due as follows (in millions): 1997 - $4,145; 1998 - $2,761; 1999 - $1,671; 2000 - $806; 2001 - $287; thereafter - $110.

-----------------------------------------

Investments in operating leases at December 31 were as follows (in millions):

                                                       1996             1995
                                                     -------          -------
    Vehicles and other equipment, at cost            $38,722          $34,855
    Lease origination costs                               57               50
    Accumulated depreciation                          (6,204)          (6,499)
    Allowance for credit losses                         (321)            (289)
                                                     -------          -------
      Net investments in operating leases            $32,254          $28,117
                                                     =======          =======

Minimum rentals on operating leases are contractually due as follows (in millions): 1997 - $11,365; 1998 - $10,535; 1999 - $1,185; 2000 - $247; 2001 -
$50; thereafter - $300.

Depreciation expense for assets subject to operating leases is provided primarily on the straight-line method over the term of the lease in amounts necessary to reduce the carrying amount of the asset to its estimated residual value. Gains and losses upon disposal of the asset also are included in depreciation expense. Depreciation expense was as follows (in millions): 1996 - $5,867; 1995 - $5,508; 1994 - $4,231.

Allowances for credit losses are estimated and established as required based on historical experience. Other factors that affect collectibility also are evaluated, and additional amounts may be provided. Finance receivables and lease investments are charged to the allowances for credit losses when an account is deemed to be uncollectible, taking into consideration the financial condition of the borrower, the value of the collateral, recourse to guarantors and other factors. Recoveries on finance receivables and lease investments previously charged off as uncollectible are credited to the allowances for credit losses.

Changes in the allowances for credit losses were as follows (in millions):

                                     1996            1995          1994
                                   -------         -------        ------
       Beginning balance           $ 2,391         $ 2,217        $2,352
       Additions                     2,092           1,327           988
       Net losses                   (1,720)         (1,120)         (826)
       Other changes                    36             (33)         (297)
                                   -------         -------        ------
         Ending balance            $ 2,799         $ 2,391        $2,217
                                   =======         =======        ======

Statement of Financial Accounting Standards No. 125 ("SFAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued in June 1996, effective for transfers and servicing of financial assets and extinguishments of liabilities after December 31, 1996. The company will adopt this standard on January 1, 1997. The effect of adopting SFAS 125 is not expected to be material.

The company adopted Statement of Financial Accounting Standards No. 114 ("SFAS 114"), "Accounting by Creditors for Impairment of a Loan," and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," as of January 1, 1995. The effect of adopting these standards, which require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, was not material.

NOTE 4.  Inventories - Automotive
---------------------------------

Inventories at December 31 were as follows (in millions):

                                                          1996           1995
                                                         ------         ------
     Raw materials, work in process and supplies         $3,374         $3,717
     Finished products                                    3,282          3,445
                                                         ------         ------
       Total inventories                                 $6,656         $7,162
                                                         ======         ======

     U.S. inventories                                    $2,280         $2,662

Inventories are stated at the lower of cost or market. The cost of most U.S. inventories is determined by the last-in, first-out ("LIFO") method. The cost of the remaining inventories is determined primarily by the first-in, first-out ("FIFO") method.

If the FIFO method had been used instead of the LIFO method, inventories would have been higher by $1,445 million and $1,406 million at December 31, 1996 and 1995, respectively.


NOTE 5.  Net Property, Depreciation and Amortization - Automotive
-----------------------------------------------------------------

Net property at December 31 was as follows (in millions):

                                                         1996            1995
                                                       --------        --------
       Land                                            $    415        $    381
       Buildings and land improvements                    8,679           7,539
       Machinery, equipment and other                    40,702          38,954
       Construction in progress                           1,902           1,609
                                                       --------        --------
         Total land, plant and equipment                 51,698          48,483
       Accumulated depreciation                         (26,176)        (25,313)
                                                       --------        --------
         Net land, plant and equipment                   25,522          23,170
       Unamortized special tools                          8,005           8,103
                                                       --------        --------
         Net property                                  $ 33,527        $ 31,273
                                                       ========        ========

Property, equipment and special tools are stated at cost, less accumulated depreciation and amortization. Property and equipment placed in service before January 1, 1993 are depreciated using an accelerated method that results in accumulated depreciation of approximately two-thirds of asset cost during the first half of the estimated useful life of the asset. Property and equipment placed in service after December 31, 1992 are depreciated using the straight-line method of depreciation over the estimated useful life of the asset. On average, buildings and land improvements are depreciated based on a 30-year life; machinery and equipment are depreciated based on a 14-year life. Special tools are amortized using an accelerated method over periods of time representing the estimated productive life of those tools.

Depreciation and amortization expenses were as follows (in millions):

                                            1996          1995         1994
                                           ------        ------       ------
      Depreciation                         $2,644        $2,454       $2,297
      Amortization                          3,272         2,765        2,129
                                           ------        ------       ------
        Total                              $5,916        $5,219       $4,426
                                           ======        ======       ======

When property and equipment are retired, the general policy is to charge the cost of those assets, reduced by net salvage proceeds, to accumulated depreciation. Maintenance, repairs and rearrangement costs are expensed as incurred and were $2,325 million in 1996, $2,206 million in 1995 and $2,065 million in 1994. Expenditures that increase the value or productive capacity of assets are capitalized. Preproduction costs related to new facilities are expensed as incurred.

NOTE 6.  Income Taxes
---------------------

Income before income taxes for U.S. and foreign operations, excluding equity in net (loss)/income of affiliated companies, was as follows (in millions):

                                                                   1996          1995         1994
                                                                  ------        ------       ------
                  U.S.                                            $6,283        $5,521       $6,944
                  Foreign                                            516         1,338        1,574
                                                                  ------        ------       ------
                    Total income before income taxes              $6,799        $6,859       $8,518
                                                                  ======        ======       ======

The provision for income taxes was estimated as follows (in millions):

                                                                   1996          1995         1994
                                                                  ------        ------       ------
                  Currently payable
                    U.S. federal                                  $  655        $  971       $1,640
                    Foreign                                          756           578          690
                    State and local                                  151            17          165
                                                                  ------        ------       ------
                      Total currently payable                      1,562         1,566        2,495
                  Deferred tax liability/(benefit)
                    U.S. federal                                     642           731          827
                    Foreign                                         (117)          (10)         (71)
                    State and local                                   79            92           78
                                                                  ------        ------       ------
                      Total deferred                                 604           813          834
                                                                  ------        ------       ------
                  Total provision                                 $2,166        $2,379       $3,329
                                                                  ======        ======       ======

The provision includes estimated taxes payable on that portion of retained earnings of subsidiaries expected to be received by the company. No provision was made with respect to $1.9 billion of retained earnings at December 31, 1996 that have been invested by foreign subsidiaries. It is not practicable to estimate the amount of unrecognized deferred tax liability for the undistributed foreign earnings.

A reconciliation of the provision for income taxes compared with the amounts at the U.S. statutory tax rate is shown below (in millions):

                                                                   1996          1995         1994
                                                                  ------        ------       ------
           Tax provision at U.S. statutory rate of 35%            $2,380        $2,400       $2,981

           Effect of:
              Tax on foreign income                                  162           187          126
              State and local income taxes                           150            71          158
              The Associates IPO                                    (228)            -            -
              Other income not subject to tax or
               subject to tax at reduced rates                       (33)          (47)         (62)
              Other                                                 (265)         (232)         126
                                                                  ------        ------       ------
                Provision for income taxes                        $2,166        $2,379       $3,329
                                                                  ======        ======       ======

           Effective tax rate                                       31.9%         34.7%        39.1%


---------------------

Deferred income taxes reflect the estimated tax effect of temporary differences between assets and liabilities for financial reporting purposes and those amounts as measured by tax laws and regulations and net operating losses of subsidiaries. The components of deferred income tax assets and liabilities at December 31 were as follows (in millions):

                                                                             1996                1995
                                                                           -------             -------
                Deferred tax assets
                -------------------
                Employee benefit plans                                     $ 6,989             $ 6,672
                Dealer and customer allowances and claims                    4,073               3,750
                Net operating loss carryforwards                             1,493                 844
                Allowance for credit losses                                  1,162                 921
                Alternative minimum tax                                        153                 440
                All other                                                    1,155               1,711
                Valuation allowances                                          (396)               (158)
                                                                           -------             -------
                   Total deferred tax assets                                14,629              14,180

                Deferred tax liabilities
                ------------------------
                Leasing transactions                                         5,488               4,933
                Depreciation and amortization
                 (excluding leasing transactions)                            3,865               3,626
                Employee benefit plans                                       1,275               1,486
                All other                                                    2,118               1,920
                                                                           -------             -------
                   Total deferred tax liabilities                           12,746              11,965
                                                                           -------             -------

                      Net deferred tax assets                              $ 1,883             $ 2,215
                                                                           =======             =======

Foreign net operating loss carryforwards for tax purposes were $4.3 billion at December 31, 1996. A substantial portion of these losses has an indefinite carryforward period; the remaining losses have expiration dates beginning in 1997. For financial statement purposes, the tax benefit of operating losses is recognized as a deferred tax asset, subject to appropriate valuation allowances. The company evaluates the tax benefits of operating loss carryforwards on an ongoing basis. Such evaluations include a review of historical and consideration of projected future operating results, the eligible carryforward period and other circumstances.

NOTE 7.  Liabilities - Automotive
---------------------------------

Current Liabilities
-------------------

Included in accrued liabilities at December 31 were the following (in millions):

                                                                             1996                1995
                                                                           -------             -------
                Dealer and customer allowances and claims                  $ 8,738             $ 7,824
                Employee benefit plans                                       2,185               2,225
                Deferred revenue                                             2,078                 228
                Salaries, wages and employer taxes                             983                 843
                Postretirement benefits other than pensions                    761                 782
                Other                                                        1,842               1,490
                                                                           -------             -------
                    Total accrued liabilities                              $16,587             $13,392
                                                                           =======             =======

Noncurrent Liabilities
----------------------

Included in other liabilities at December 31 were the following (in millions):

                                                                             1996                1995
                                                                           -------             -------
                Postretirement benefits other than pensions                $15,189             $14,533
                Dealer and customer allowances and claims                    5,919               5,514
                Employee benefit plans                                       2,982               2,657
                Unfunded pension obligation                                  1,126                 631
                Minority interests in net assets of subsidiaries                93                 121
                Other                                                        1,484               2,221
                                                                           -------             -------
                    Total other liabilities                                $26,793             $25,677
                                                                           =======             =======

NOTE 8.  Employee Retirement Benefits
-------------------------------------

Employee Retirement Plans
-------------------------

The company has two principal retirement plans in the U.S. The Ford-UAW Retirement Plan covers hourly employees represented by the UAW, and the General Retirement Plan covers substantially all other employees of the company and several finance subsidiaries in the U.S. The hourly plan provides noncontributory benefits related to employee service. The salaried plan provides similar noncontributory benefits and contributory benefits related to pay and service. Other U.S. and non-U.S. subsidiaries have separate plans that generally provide similar types of benefits covering their employees. The company and its subsidiaries also have defined benefit plans applicable to certain executives which are not funded.

The company's policy for funded plans is to contribute annually, at a minimum, amounts required by applicable law, regulations and union agreements. Plan assets consist principally of investments in stocks, government and other fixed income securities and real estate. The various plans generally are funded, except in Germany, where this has not been the custom, and as noted above; in those cases, an unfunded liability is recorded.

The company's pension expense, including Financial Services, was as follows (in millions):

                                          1996                        1995                        1994
                                ------------------------    ------------------------    -------------------------
                                              Non-                        Non-                        Non-
                                U.S. Plans    U.S. Plans    U.S. Plans    U.S. Plans    U.S. Plans    U.S. Plans
                                ----------    ----------    ----------    ----------    ----------    ----------
Benefits attributed to
 employee service               $   532         $ 261       $   435       $   208       $   526         $ 236
Interest on projected
 benefit obligation               1,838           819         1,776           785         1,639           677
Return on assets:
 Actual (gain)/loss              (4,112)         (958)       (5,696)       (1,201)          (74)          137
 Deferred gain/(loss)             1,802           168         3,565           435        (1,928)         (759)
                                -------         -----       -------       -------       -------         -----
   Recognized (gain)             (2,310)         (790)       (2,131)         (766)       (2,002)         (622)
Net amortization and other          608           237           408           234           452           151
                                -------         -----       -------       -------       -------         -----
   Net pension expense          $   668         $ 527       $   488       $   461       $   615         $ 442
                                =======         =====       =======       =======       =======         =====

Discount rate for expense           7.0%          7.6%         8.25%          8.3%          7.0%          7.2%

Assumed long-term rate
 of return on assets                9.0%          9.2%          9.0%          9.0%          9.0%          9.0%

-------------------------------------

Pension expense in 1996 increased for U.S. and non-U.S. plans as a result of employee separation programs and lower discount rates. Pension expense in 1995 decreased for U.S. plans primarily as a result of higher discount rates, and increased for non-U.S. plans primarily as a result of benefit improvements and unfavorable exchange rate changes. In addition, amendments made in September 1996 to the Ford-UAW Retirement Plan and the General Retirement Plan provide pension benefit improvements for present and future retirees that will increase the company's pension expense in future years compared with 1996.

The status of these plans at December 31 was as follows (in millions):

                                                            1996                               1995
                                               --------------------------------   ------------------------------
                                               Assets in    Accum.                Assets in    Accum.
                                               Excess of   Benefits               Excess of   Benefits
                                                Accum.     in Excess   Total       Accum.     in Excess   Total
                                               Benefits    of Assets   Plans      Benefits    of Assets   Plans
                                               ---------   ---------  -------     ---------   ---------  -------
U.S. Plans
----------
 Plan assets at fair value                     $30,931     $     2    $30,933     $27,921     $   154    $28,075
 Actuarial present value of:
  Vested benefits                              $22,363     $   568    $22,931     $20,641     $   516    $21,157
  Accumulated benefits                          25,908         569     26,477      23,980         568     24,548
  Projected benefits                            27,557         688     28,245      25,607         670     26,277
 Plan assets in excess of/(less than)
  projected benefits                           $ 3,374     $  (686)   $ 2,688     $ 2,314     $  (516)   $ 1,798
 Unamortized (net asset)/net
  transition obligation a/                        (122)         12       (110)       (142)         10       (132)
 Unamortized prior service cost b/               2,789          82      2,871       1,808          60      1,868
 Unamortized net (gains)/losses c/              (3,082)        160     (2,922)       (758)        144       (614)
                                               -------     -------    -------     -------     -------    -------
   Prepaid pension asset/(liability)             2,959        (432)     2,527       3,222        (302)     2,920
 Adjustment required to recognize
  minimum liability d/                               -        (136)      (136)          -        (114)      (114)
                                               -------     -------    -------     -------     -------    -------
   Prepaid pension asset/(liability)
    recognized in the balance sheet            $ 2,959     $  (568)   $ 2,391     $ 3,222     $  (416)   $ 2,806
                                               =======     =======    =======     =======     =======    =======
 Plan assets in excess of/(less than)
  accumulated benefits                         $ 5,023     $  (567)   $ 4,456     $ 3,941     $  (414)   $ 3,527

 Assumptions:
  Discount rate at year-end                                              7.25%                               7.0%
  Average rate of increase in compensation                                5.5%                               5.5%

Non-U.S. Plans
--------------
 Plan assets at fair value                     $ 8,052     $ 2,846    $10,898     $ 8,447     $   938    $ 9,385
 Actuarial present value of:
  Vested benefits                              $ 5,682     $ 5,263    $10,945     $ 6,468     $ 3,478    $ 9,946
  Accumulated benefits                           5,966       5,556     11,522       6,556       3,506     10,062
  Projected benefits                             6,951       5,914     12,865       7,751       3,654     11,405
 Plan assets in excess of/(less than)
  projected benefits                           $ 1,101     $(3,068)   $(1,967)    $   696     $(2,716)   $(2,020)
 Unamortized (net asset)/net
  transition obligation a/                        (149)        421        272          63         230        293
 Unamortized prior service cost b/                 391         151        542         330         170        500
 Unamortized net (gains)/losses c/                (670)        774        104        (184)        255         71
                                               -------     -------    -------     -------     -------    -------
   Prepaid pension asset/(liability)               673      (1,722)    (1,049)        905      (2,061)    (1,156)
 Adjustment required to recognize
  minimum liability d/                               -        (990)      (990)          -        (517)      (517)
                                               -------     -------    -------     -------     -------    -------
   Prepaid pension asset/(liability)
    recognized in the balance sheet            $   673     $(2,712)   $(2,039)    $   905     $(2,578)   $(1,673)
                                               =======     =======    =======     =======     =======    =======
 Plan assets in excess of/(less than)
  accumulated benefits                         $ 2,086     $(2,710)   $  (624)    $ 1,891     $(2,568)   $  (677)

 Assumptions:
  Discount rate at year-end                                               7.1%                               7.6%
  Average rate of increase in compensation                                5.2%                               5.1%

- - - - -
a/ The balance of the initial difference between assets and obligation deferred for recognition over a 15-year period.
b/ The prior service effect of plan amendments deferred for recognition over remaining service.
c/ The deferred gain or loss resulting from investments, other experience and changes in assumptions.
d/ An adjustment to reflect the unfunded accumulated benefit obligation in the balance sheet for plans whose benefits exceed the assets. At December 31, 1996, the unfunded liability in excess of $651 million resulted in an increase in the charge to stockholders' equity of $159 million net of deferred taxes; at December 31, 1995, the charge to stockholders' equity was $108 million.

-------------------------------------

Postretirement Health Care and Life Insurance Benefits
------------------------------------------------------
The company and certain of its subsidiaries sponsor unfunded plans to provide selected health care and life insurance benefits for retired employees. The company's U.S. and Canadian employees may become eligible for these benefits if they retire while working for the company; however, benefits and eligibility rules may be modified from time to time. The estimated cost for these benefits is accrued over periods of employee service on an actuarially determined basis.

Net postretirement benefit expense, including Financial Services, was as follows (in millions):

                                                                      1996           1995           1994
                                                                     ------         ------         ------
         Benefits attributed to employee service                     $  268         $  223         $  263
         Interest on accumulated benefit obligation                   1,195          1,160          1,088
         Net amortization and other                                     (69)           (68)           (32)
                                                                     ------         ------         ------
           Net postretirement benefit expense                        $1,394         $1,315         $1,319
                                                                     ======         ======         ======

         Retiree benefit payments                                    $  730         $  698         $  639

The status of these plans at December 31 was as follows (in millions):

                                                                       1996           1995
                                                                     -------        -------
         Accumulated postretirement benefit obligation:
           Retirees                                                  $ 8,614        $ 8,413
           Active employees eligible to retire                         3,047          3,014
           Other active employees                                      4,842          5,717
                                                                     -------        -------
             Total accumulated obligation                             16,503         17,144
         Unamortized prior service cost*                                 256            270
         Unamortized net losses**                                       (438)        (1,756)
                                                                     -------        -------
           Accrued liability                                         $16,321        $15,658
                                                                     =======        =======

         Assumptions:
           Discount rate                                                 7.5%          7.25%
           Present health care cost trend rate                           6.6%          9.5 %
           Ultimate trend rate in ten years                              5.0%          5.5 %
           Weighted-average trend rate                                   5.7%          6.6 %

         - - - - -
          *  The prior service effect of plan amendments deferred for recognition over remaining service to retirement eligibility
         **  The deferred gain or loss resulting from experience and changes in assumptions deferred for recognition over remaining service to retirement

Changing the assumed health care cost trend rates by one percentage point is estimated to change the aggregate service and interest cost components of net postretirement benefit expense for 1996 by about $200 million and the accumulated postretirement benefit obligation at December 31, 1996 by about $2 billion.

NOTE 9.  Debt
-------------

The fair value of debt was estimated based on quoted market prices or current rates for similar debt with the same remaining maturities.

Automotive
----------
Debt at December 31 was as follows (in millions):
                                                                       Weighted Average
                                                                         Interest Rate*            Book Value
                                                                      -------------------     -------------------
                                                          Maturity      1996        1995       1996       1995
                                                          ---------   --------    --------    -------    --------
       Debt payable within one year
       ----------------------------
       Short-term debt                                                   6.2%       6.6%      $1,021     $  872
       Long-term debt payable within one year                                                    640        960
                                                                                              ------     ------
         Total debt payable within one year                                                    1,661      1,832

       Long-term debt                                     1998-2046      8.6%       9.2%       6,495      5,475
                                                                                              ------     ------

         Total debt                                                                           $8,156     $7,307
                                                                                              ======     ======

       Fair value                                                                             $8,680     $8,160
       - - - - -
       *Excludes the effect of interest rate swap agreements

Long-term debt at December 31, 1996 included maturities as follows (in millions): 1997 - $640 (included in current liabilities); 1998 - $401; 1999 - $148; 2000 - $1,006; 2001 - $893; thereafter - $4,047.

Included in long-term debt at December 31, 1996 and 1995 were obligations of $5,961 million and $5,031 million, respectively, with fixed interest rates and $534 million and $444 million, respectively, with variable interest rates (generally based on LIBOR or other short-term rates). Obligations payable in foreign currencies at December 31, 1996 and 1995 were $756 million and $968 million, respectively.

Agreements to manage exposures to fluctuations in interest rates, which include primarily interest rate swap agreements and futures contracts, did not materially change the overall weighted-average interest rate on long-term debt and effectively decreased the obligations subject to variable interest rates to $363 million at December 31, 1996 and $287 million at December 31, 1995.

Financial Services
------------------

Debt at December 31 was as follows (in millions):
                                                                       Weighted Average
                                                                         Interest Rate*            Book Value
                                                                      -------------------     --------------------
                                                          Maturity      1996        1995        1996       1995
                                                          ---------   --------    --------    --------   ---------
       Debt payable within one year
       ----------------------------
       Unsecured short-term debt                                                              $  2,489   $  3,032
       Commercial paper                                                                         57,726     56,002
       Other short-term debt                                                                     4,757      1,927
                                                                                              --------   --------
         Total short-term debt                                          5.6%        5.7%        64,972     60,961
       Long-term debt payable within one year                                                   14,592     12,097
                                                                                              --------   --------
         Total debt payable within one year                                                     79,564     73,058

       Long-term debt
       --------------
       Secured indebtedness                               1998-2021     8.5%        7.7%            70         89
       Unsecured senior indebtedness
         Notes and bank debt                              1998-2048     6.7%        6.9%        66,893     64,810
         Debentures                                       1998-2010     5.6%        7.4%         1,787        591
         Unamortized (discount)                                                                    (19)        (5)
                                                                                              --------   --------
           Total unsecured senior indebtedness                                                  68,661     65,396
       Unsecured subordinated indebtedness
         Notes                                            1998-2021     8.8%        8.8%         1,500      2,665
         Debentures                                       1998-2009     7.3%        8.1%           425        141
         Unamortized (discount)                                                                    (15)       (32)
                                                                                              --------   --------
           Total unsecured subordinated indebtedness                                             1,910      2,774
                                                                                              --------   --------
             Total long-term debt                                                               70,641     68,259
                                                                                              --------   --------
               Total debt                                                                     $150,205   $141,317
                                                                                              ========   ========

       Fair value                                                                             $150,939   $144,730
       - - - - -
       *Excludes the effect of interest rate swap agreements

-------------

Financial Services (continued)
------------------

Information concerning short-term borrowings (excluding long-term debt payable within one year) is as follows (in millions):

                                                                             1996           1995            1994
                                                                           --------       --------        --------
        Average amount of short-term borrowings                            $62,529        $60,203         $50,106
        Weighted-average short-term interest rates per annum
         (average year)                                                        5.7%           6.0%            4.6%
        Average remaining term of commercial paper
         at December 31                                                    33 days        34 days         27 days


Long-term debt at December 31, 1996 included maturities as follows (in millions): 1997 - $14,592; 1998 - $14,742; 1999 - $14,473; 2000 - $12,442; 2001
- $11,211; thereafter - $17,773.

Included in long-term debt at December 31, 1996 and 1995 were obligations of $55.8 billion and $53.2 billion, respectively, with fixed interest rates and $14.8 billion and $15.1 billion, respectively, with variable interest rates (generally based on LIBOR or other short-term rates). Obligations payable in foreign currencies at December 31, 1996 and 1995 were $28 billion and $21 billion, respectively. These obligations were issued primarily to fund foreign business operations.

Agreements to manage exposures to fluctuations in interest rates include primarily interest rate swap agreements. At December 31, 1996, these agreements decreased the weighted-average interest rate on long-term debt to 6.4%, compared with 6.7% excluding these agreements, and effectively decreased the obligations subject to variable interest rates to $13.6 billion; the weighted-average interest rate on short-term debt increased to 5.7%, compared with 5.6% excluding these agreements. At December 31, 1995, these agreements did not materially change the overall weighted-average interest rate on long-term debt of 7% and effectively decreased the obligations subject to variable rates to $11.9 billion; the weighted-average interest rate on short-term debt increased to 5.8%, compared with 5.7% excluding these agreements.

Support Facilities
------------------

At December 31, 1996, Ford had long-term contractually committed global credit agreements under which $8.4 billion is available from various banks through June 30, 2001. The entire $8.4 billion may be used, at Ford's option, by any affiliate of Ford; however, any borrowing by an affiliate will be guaranteed by Ford. In addition, Ford has the ability to transfer on a nonguaranteed basis the entire $8.4 billion in varying portions to Ford Motor Credit Company ("Ford Credit"), a subsidiary of Ford, and to Ford Credit Europe plc ("Ford Credit Europe"), a subsidiary of Ford Credit. These facilities were unused at December 31, 1996.

At December 31, 1996, Financial Services had a total of $49.8 billion of contractually committed support facilities. Of these facilities, $24.5 billion (excluding the $8.4 billion of Ford's credit facilities) are contractually committed global credit agreements under which $19.6 billion and $4.9 billion are available to Ford Credit and Ford Credit Europe, respectively, from various banks; 62% and 76%, respectively, of such facilities are available through June 30, 2001. The entire $19.6 billion may be used, at Ford Credit's option, by any subsidiary of Ford Credit, and the entire $4.9 billion may be used, at Ford Credit Europe's option, by any subsidiary of Ford Credit Europe. Any borrowings by such subsidiaries will be guaranteed by Ford Credit or Ford Credit Europe, as the case may be. At December 31, 1996, $165 million of the Ford Credit global facilities were in use; $709 million of the Ford Credit Europe global facilities were in use. Other than the global credit agreements, the remaining portion of the Financial Services support facilities at December 31, 1996 consisted of $22.6 billion of contractually committed support facilities available to various affiliates in the U.S. and $2.7 billion of contractually committed support facilities available to various affiliates outside the U.S.; at December 31, 1996, approximately $1.4 billion of these facilities were in use.

NOTE 10.  Capital Stock
-----------------------

At December 31, 1996, all general voting power was vested in the holders of Common Stock and the holders of Class B Stock, voting together without regard to class. At that date, the holders of Common Stock were entitled to one vote per share and, in the aggregate, had 60% of the general voting power; the holders of Class B Stock were entitled to such number of votes per share as would give them, in the aggregate, the remaining 40% of the general voting power, as provided in the company's Certificate of Incorporation.

The Certificate of Incorporation provides that all shares of Common Stock and Class B Stock share equally in dividends (other than dividends declared with respect to any outstanding Preferred Stock), except that any stock dividends are payable in shares of Common Stock to holders of that class and in Class B Stock to holders of that class. Upon liquidation, all shares of Common Stock and Class B Stock are entitled to share equally in the assets of the company available for distribution to the holders of such shares.

On April 14, 1994, the company's Board of Directors declared a 2-for-1 stock split in the form of a 100% stock dividend on the company's Common Stock and Class B Stock effective June 6, 1994. Share data were restated to reflect the split, where appropriate.

Information concerning the Preferred Stock of the company is as follows:

                                         Series A                                     Series B
                           Cumulative Convertible Preferred Stock             Cumulative Preferred Stock
                           --------------------------------------    ------------------------------------------

Liquidation preference     $50 per Depositary Share                      $25 per Depositary Share
 and shares outstanding    $186 million and 3,721 shares                 $508 million and 10,163 shares
 at December 31, 1996      outstanding (3,720,647 Depositary             outstanding (20,326,463 Depositary
                           Shares)                                       Shares)

Dividends                  $4.20 per year per Depositary Share           $2.0625 per year per Depositary Share

Conversion                 Shares can be converted at any time           None
                           into shares of Common Stock of the
                           company at a rate equivalent to
                           3.2654 shares of Common Stock for
                           each Depositary Share (equivalent to
                           a conversion price of $15.3121 per
                           share of Common Stock)

Redemption                 Not redeemable prior to                       Not redeemable prior to
                           December 7, 1997                              December 1, 2002

                           On and after December 7, 1997, the            On and after December 1, 2002, and
                           stock is redeemable for cash at the           upon satisfaction of certain
                           company's option, in whole or in              conditions, the stock is redeemable
                           part, initially at an amount                  for cash at the option of Ford, in
                           equivalent to $51.68 per Depositary           whole or in part, at a redemption
                           Share and thereafter at prices                price equivalent to $25 per Depositary
                           declining to $50 per Depositary               Share, plus an amount equal to the sum
                           Share on and after December 1, 2001,          of all accrued and unpaid dividends
                           plus, in each case, an amount equal
                           to the sum of all accrued and unpaid          25,273,537 Depositary Shares were
                           dividends                                     exchanged during 1995 (see Note 1,
                                                                         "Company-Obligated Mandatorily
                                                                         Redeemable Preferred Securities of a
                                                                         Subsidiary Trust")

The Series A and Series B Preferred Stock rank (and any other outstanding Preferred Stock of the company would rank) senior to the Common Stock and Class B Stock in respect of dividends and liquidation rights.

NOTE 11.  Stock Options
-----------------------

The company has stock options outstanding under the 1985 Stock Option Plan and the 1990 Long-Term Incentive Plan. These Plans were approved by the stockholders. No further grants may be made under the 1985 Plan. Grants may be made under the 1990 Plan through April 2000. In general, options granted under the 1985 Plan and options granted to date under the 1990 Plan become exercisable 25% after one year from the date of grant, 50% after two years, 75% after three years and in full after four years. Options under both Plans expire after 10 years. Certain options outstanding under the Plans were granted with an equal number of accompanying stock appreciation rights which may be exercised in lieu of the options. Under the Plans, a stock appreciation right entitles the holder to receive, without payment, the excess of the fair market value of the Common Stock on the date of exercise over the option price, either in Common Stock or cash or a combination. In addition, grants of Contingent Stock Rights were made with respect to 865,100 shares in 1996, 884,500 shares in 1995 and 709,800 shares in 1994 under the 1990 Long-Term Incentive Plan (not included in the tables below). The number of shares ultimately awarded will depend on the extent to which the Performance Target specified in each Right is achieved, individual performance of the recipients and other factors, as determined by the Compensation and Option Committee of the Board of Directors.

There were no shares authorized for future grants at December 31, 1996, 1995 and 1994. Up to 1% of Common Stock issued as of December 31 of any year may be made available for stock options and other plan awards in the next succeeding calendar year. That limit may be increased up to 2% in any year, with a corresponding reduction in shares available for grants in future years. At December 31, 1996, this reduction aggregated to 279,420 shares.

Information concerning stock options is as follows (shares in millions):

                                                  1996                   1995                 1994
                                           -------------------    ------------------   ------------------
                                                     Weighted-             Weighted-            Weighted-
                                                      Average              Average               Average
                                                     Exercise             Exercise              Exercise
    Shares subject to option                Shares    Price       Shares    Price      Shares     Price
    ------------------------                ------   ---------    ------  ----------   ------   ---------
    Outstanding at beginning of period       48.5     $25.22       43.3     $23.24      37.4      $21.42
    New grants (based on fair value of
     Common Stock at dates of grant)          8.0      32.69        9.7      32.00       9.5       29.06
    Exercised*                               (5.2)     20.32       (3.4)     19.62      (2.6)      19.71
    Surrendered upon exercise of stock
     appreciation rights                     (0.7)     23.03       (0.9)     23.19      (0.9)      21.59
    Terminated and expired                   (0.3)     31.14       (0.2)     28.05      (0.1)      22.71
                                            -----                 -----                -----
    Outstanding at end of period             50.3 **   26.93       48.5      25.22      43.3       23.24
    Outstanding but not exercisable         (21.5)                (22.6)               (21.3)
                                            -----                 -----                -----
      Exercisable at end of period           28.8      23.61       25.9      21.77      22.0       21.04
                                            =====                 =====                =====

    - - - - -
     * Exercised at option prices ranging from $13.42 to $29.06 during 1996, $9.09 to $29.06 during 1995, and $9.09 to $28.84 during 1994
    ** Included 4.8 and 45.5 million shares under the 1985 and 1990 Plans, respectively, at option prices ranging from $13.42 to $32.75 per share. At December 31, 1996, the weighted-average remaining exercise period relating to the outstanding options was 6.9 years

The estimated fair value as of date of grant of options granted in 1996 and 1995, using the Black-Scholes option-pricing model, was as follows:

                                                        1996          1995
                                                       ------        ------
        Estimated fair value per share of
          options granted during the year              $6.93         $7.16

        Assumptions:
          Annualized dividend yield                      4.3%          3.9%
          Common Stock price volatility                 25.2%         26.2%
          Risk-free rate of return                       6.2%          5.8%
          Expected option term (in years)                  5             5

-----------------------

The company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," effective with the 1996 financial statements, but elected to continue to measure compensation cost using the intrinsic value method, in accordance with APB Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Accordingly, no compensation cost for stock options has been recognized. If compensation cost had been determined based on the estimated fair value of options granted in 1996 and 1995, consistent with the methodology in SFAS 123, the pro forma effects on the company's net income and income per share would not have been material.

NOTE 12.  Litigation and Claims
-------------------------------

Various legal actions, governmental investigations and proceedings and claims are pending or may be instituted or asserted in the future against the company and its subsidiaries, including those arising out of alleged defects in the company's products; governmental regulations relating to safety, emissions and fuel economy; financial services; employment-related matters; intellectual property rights; product warranties; and environmental matters. Certain of the pending legal actions are, or purport to be, class actions. Some of the foregoing matters involve or may involve compensatory, punitive, or antitrust or other treble damage claims in very large amounts, or demands for recall campaigns, environmental remediation programs, sanctions, or other relief which, if granted, would require very large expenditures.

Litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. Reserves have been established by the company for certain of the matters discussed in the foregoing paragraph where losses are deemed probable. It is reasonably possible, however, that some of the matters discussed in the foregoing paragraph for which reserves have not been established could be decided unfavorably to the company or the subsidiary involved and could require the company or such subsidiary to pay damages or make other expenditures in amounts or a range of amounts that cannot be estimated at December 31, 1996. The company does not reasonably expect, based on its analysis, that any adverse outcome from such matters would have a material effect on future consolidated financial statements for a particular year, although such an outcome is possible.


NOTE 13.  Commitments and Contingencies
---------------------------------------

At December 31, 1996, the company had the following minimum rental commitments under non-cancelable operating leases (in millions): 1997 - $776; 1998 - $416; 1999 - $395; 2000 - $269; 2001 - $206; thereafter - $915. These amounts include rental commitments related to the sale and leaseback of certain Automotive machinery and equipment.

The company and certain of its subsidiaries have entered into agreements with various banks to provide credit card programs that offer rebates that can be applied against the purchase or lease of Ford vehicles. The maximum amount of rebates available to qualified cardholders at December 31, 1996 and 1995 was $4.1 billion and $3.1 billion, respectively. The company has provided for the estimated net cost of these programs as a sales incentive based on the estimated number of participants who ultimately will purchase vehicles.

Certain Financial Services subsidiaries make credit lines available to holders of their credit cards. At December 31, 1996 and 1995, the unused portion of available credit was approximately $18.8 billion and $17.3 billion, respectively, and is revocable under specified conditions. The fair value of unused credit lines and the potential risk of loss were not considered to be material.

NOTE 14.  Financial Instruments
-------------------------------

Estimated fair value amounts have been determined using available market information and various valuation methods depending on the type of instrument. In evaluating the fair value information, considerable judgment is required to interpret the market data used to develop the estimates. The use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts. Accordingly, the estimates of fair value presented herein may not be indicative of the amounts that could be realized in a current market exchange.

Balance Sheet Financial Instruments
-----------------------------------

Information about specific valuation techniques and estimated fair values is provided throughout the Notes to Financial Statements. Book value and estimated fair value amounts at December 31 were as follows (in millions):

                                              1996                        1995
                                    -----------------------     ------------------------
                                      Book           Fair         Book            Fair       Fair Value
                                      Value          Value        Value           Value      Reference
                                    ---------      --------     ---------       --------     ----------
       Automotive
       ----------
       Marketable securities        $ 11,836       $ 11,836     $  6,656        $  6,656       Note 2
       Debt                            8,156          8,680        7,307           8,160       Note 9

       Financial Services
       ------------------
       Marketable securities        $  2,302       $  2,302     $  4,229        $  4,296       Note 2
       Receivables                   119,708        120,980      108,595         110,648       Note 3
       Debt                          150,205        150,939      141,317         144,730       Note 9

Foreign Currency and Interest Rate Instruments
----------------------------------------------

The fair value of foreign currency and interest rate instruments was estimated using current market prices provided by outside quotation services. The estimated fair value, notional amount and deferred loss at December 31 were as follows (in millions):

                                                            1996                                 1995
                                               ------------------------------     ------------------------------
                                                Fair    Notional    Deferred       Fair     Notional    Deferred
                                               Value     Amount*    (Loss)**      Value      Amount*    (Loss)**
                                               ------   --------   ----------     ------    --------   ---------

       Foreign currency instruments                     $29,700      $(132)                 $24,500      $(118)
       - Assets                                $  259                              $373
       - Liabilities                            1,168                               316

       Interest rate instruments                         76,200          -                   64,600          -
       - Assets                                   436                               739
       - Liabilities                              319                               430

       - - - - -
        * The notional amount represents the contract amount, not the amount at risk
       ** Deferred losses are offset by unrecognized gains on the underlying transactions or commitments

Counterparty Credit Risk
------------------------

Ford manages its foreign currency and interest rate counterparty credit risks by limiting exposure to and by monitoring the financial condition of each counterparty. The amount of exposure Ford may have to a single counterparty on a worldwide basis is limited by company policy. In the unlikely event that a counterparty fails to meet the terms of a foreign currency or an interest rate instrument, the company's risk is limited to the fair value of the instrument.

Other Financial Agreements
--------------------------

At December 31, 1996, the notional amount of commodity hedging contracts outstanding totaled $300 million; the notional amount at December 31, 1995 was not material. The company also had guaranteed $1.1 billion of debt of unconsolidated subsidiaries, affiliates and others. The risk of loss under these financial agreements is not material.

NOTE 15.  Acquisitions, Dispositions and Restructuring
------------------------------------------------------

Asset Write-Downs and Dispositions - Financial Services
-------------------------------------------------------

During third quarter 1996, USL Capital Corporation ("USL Capital'), a subsidiary of Ford Holdings, concluded a series of transactions for the sale of substantially all of its assets, as well as certain assets owned by Ford Credit and managed by USL Capital. Proceeds from the sale were used to pay down related liabilities and debt.

The company recorded a pre-tax charge in 1996 totaling $384 million
($233 million after taxes) to recognize the estimated value of its outstanding notes receivable from, and preferred stock investment in, Budget Rent a Car Corporation ("BRAC"). The initial provision taken in second quarter 1996 totaling $700 million ($437 million after taxes) resulted from conclusions reached in a study of Ford's rental car business strategy. In accordance with SFAS 114, the notes receivable provision reflected primarily the unsecured portion of financing provided to BRAC by Ford. The preferred stock write-down reflected recognition of the fair value of Ford's investment at the time. In fourth quarter 1996, the notes receivable provision was reduced by $316 million ($204 million after taxes), reflecting a strengthening of the rental car business, recent sales of rental car franchises, and increased investor interest that led to a reassessment of the value of notes receivable from BRAC to Ford. In connection with a January 1997 agreement by Team Rental Group, Inc. ("Team Rental") to acquire all of the outstanding common stock of BRAC, a portion of Ford's loans to BRAC will be forgiven and the remainder will be repaid or purchased in cash and Team Rental common stock. In addition, the BRAC preferred stock held by Ford will be redeemed. Ford will own approximately 22% of Team Rental when the transaction is completed.

During September 1994, substantially all of the assets of First Nationwide Bank, since known as Granite Savings Bank (the "Bank"), were sold to, and substantially all of the Bank's liabilities were assumed by, First Madison Bank. The Bank is a wholly-owned subsidiary of Granite Management Corporation (formerly First Nationwide Financial Corporation) ("Granite"), which in turn is a wholly-owned subsidiary of Ford. The company recognized in first quarter 1994 earnings a charge related to the disposition of the Bank, reflecting the nonrecovery of goodwill and reserves for estimated losses on assets not included in the sale. The company's income statement included the results of operations of Granite through March 31, 1994. The remaining net assets of Granite at December 31, 1996 and 1995 were included in the balance sheet under Financial Services - Other Assets.

The effect of the USL Capital disposition, BRAC write-down and Bank disposition on the company's results from operations are summarized below (in millions):

                                                                1996                              1994
                                                    ------------------------------    ----------------------------
                                                    Income/(loss)       Net               Loss
                                                    Before Taxes     Income/(loss)    Before Taxes      Net Loss
                                                    -------------    -------------    ------------    ------------
   Sale of USL Capital's assets                        $ 263             $  95           $   -           $   -
   Write-down for Budget Rent a Car Corporation         (384)             (233)              -               -
   First Nationwide Bank disposition                       -                 -            (475)           (440)
                                                       -----             -----           -----           -----
        Total                                          $(121)            $(138)          $(475)          $(440)
                                                       =====             =====           =====           =====

Sale of The Associates' Common Stock
------------------------------------

During May 1996, Associates First Capital Corporation ("The Associates"), a subsidiary of Ford, completed an initial public offering of its common stock representing a 19.3% economic interest in The Associates (the "IPO"). Ford recorded in second quarter 1996 a non-operating gain of $650 million resulting from the IPO, to recognize the excess of the net proceeds from the IPO over the proportionate share of Ford's investment in The Associates. The gain was not subject to income taxes.

------------------------------------------------------

Investment in Mazda Motor Corporation
-------------------------------------

During May 1996, Ford increased its investment in Mazda Motor Corporation ("Mazda") from its existing 24.5% ownership interest to a 33.4% ownership interest by purchasing from Mazda newly-issued shares of common stock for an aggregate purchase price of $484 million. In connection with the purchase of shares, Mazda agreed to coordinate more closely with Ford its strategies and plans, particularly in the areas of product development, manufacturing and distribution of vehicles, so as to improve the competitiveness and economies of scale of both companies. Ford and Mazda remain separate public companies with separate identities. Ford is not responsible for any of Mazda's liabilities, debts or other obligations, and Mazda's operating results and financial position are not consolidated with those of Ford; Mazda continues to be reflected in Ford's consolidated financial statements on an equity basis.

Dissolution of Autolatina Joint Venture
---------------------------------------

During fourth quarter 1995, the company's joint venture with Volkswagen AG in Brazil and Argentina was dissolved. The dissolution resulted in a gain of $230 million, primarily from a one-time cash compensation payment to Ford. Prior to dissolution, the company held a 49% interest in Autolatina and accounted for it on an equity basis. Effective December 31, 1995, the assets and liabilities of the new entities in Brazil and Argentina were consolidated in the company's balance sheet; revenues and costs for 1996 were consolidated in the company's income statement. Automotive revenues and costs for 1995 and 1994 exclude these entities; the company's income statement for 1995 and 1994 included Ford's equity share in the results of the Autolatina joint venture.

Sale of Annuity Business
------------------------

During 1995, the company agreed to sell its annuity business to SunAmerica, Inc. for $173 million. The sale was completed in early 1996. The company recognized a one-time charge related to the sale that was not material. The company's income statement included the results of operations of the annuity business through December 31, 1995. Net assets of the annuity business were included in the balance sheet under Financial Services - Other Assets at December 31, 1995.

Acquisition of The Hertz Corporation
------------------------------------

During April 1994, The Hertz Corporation ("Hertz") became a wholly-owned subsidiary of Ford. The operating results, assets, liabilities and cash flows of Hertz are consolidated as part of the Financial Services segment.

Employee Separation Programs
----------------------------

Costs for special voluntary employee separation programs reduced the company's Automotive net income for 1996 and 1995 by $436 million and $146 million, respectively. These programs affected about 3,500 salaried employees in 1996, primarily in the U.S.; there also were reductions in hourly employment outside the U.S. Costs for voluntary separation programs are recognized in expense when employees accept offers of early retirement or termination and the costs can be reasonably estimated.

NOTE 16.  Cash Flows
--------------------

The reconciliation of net income to cash flows from operating activities is as follows (in millions):

                                                        1996                    1995                    1994
                                                ---------------------   ---------------------   ----------------------
                                                            Financial               Financial               Financial
                                                Automotive  Services    Automotive  Services    Automotive  Services
                                                ----------  ---------   ----------  ---------   ----------  ----------
Net income                                       $ 1,655    $ 2,791      $2,056     $ 2,083      $ 3,913     $1,395
Adjustments to reconcile net income
 to cash flows from operating activities:
  Depreciation and amortization                    5,916      6,875       5,219       6,500        4,426      4,910
  Losses/(earnings) of affiliated
   companies in excess of dividends
   remitted                                           44        (16)        191           7         (171)        (2)
  Provision for credit and
   insurance losses                                    -      2,564           -       1,818            -      1,539
  Foreign currency adjustments                       156          -         (64)          -         (384)         -
  Net (purchases)/sales of trading
   securities                                     (5,180)        62         672         239       (3,616)       (41)
  Provision for deferred income taxes                 74        530          88         725          424        410
  Gain on sale of The Associates'
   common stock (Note 15)                              -       (650)          -           -            -          -
  Changes in assets and liabilities:
   (Increase)/decrease in accounts
    receivable and other current assets           (2,183)         -         129           -       (1,096)         -
   Decrease/(increase) in inventory                  553          -         (46)          -         (894)         -
   Increase in accounts payable and
    accrued and other liabilities                  5,447      1,303         730       1,461        4,949      1,077
  Other                                               94       (778)       (126)       (511)          (9)      (201)
                                                 -------    -------      ------     -------      -------     ------
Cash flows from operating activities             $ 6,576    $12,681      $8,849     $12,322      $ 7,542     $9,087
                                                 =======    =======      ======     =======      =======     ======

The company considers all highly liquid investments purchased with a maturity of three months or less, including short-term time deposits and government, agency and corporate obligations, to be cash equivalents. Automotive cash equivalents at December 31, 1996 and 1995 were $2.8 billion and $4.7 billion, respectively; Financial Services cash equivalents at December 31, 1996 and 1995 were
$2.8 billion and $1.8 billion, respectively. Cash flows resulting from futures contracts, forward contracts and options that are accounted for as hedges of identifiable transactions are classified in the same category as the item being hedged. Purchases, sales and maturities of trading securities are included in cash flows from operating activities. Purchases, sales and maturities of available-for-sale and held-to-maturity securities are included in cash flows from investing activities.

Cash paid for interest and income taxes was as follows (in millions):

                                        1996         1995         1994
                                      -------       ------       ------
          Interest                    $10,250       $9,586       $7,718
          Income taxes                  1,285        1,425        2,042

NOTE 17.  Segment Information
-----------------------------

The company's major geographic areas are the United States and Europe. Other geographic areas (primarily Canada, Mexico, South America and Asia Pacific) individually are not material. Financial information segregated by major geographic area is as follows (in millions):


Automotive
----------                                                         1996             1995              1994
                                                                 --------         --------          --------
Sales to unaffiliated customers
   United States                                                 $ 76,048         $ 73,870          $ 73,759
   Europe                                                          27,006           26,132            22,623
   All other                                                       14,969           10,494            10,755
                                                                 --------         --------          --------
    Total                                                        $118,023         $110,496          $107,137
                                                                 ========         ========          ========

Intercompany sales among geographic areas*
  United States                                                  $ 11,232         $ 10,438          $ 11,206
  Europe                                                            2,900            2,765             2,303
  All other                                                        14,812           12,060            11,217
                                                                 --------         --------          --------
    Total                                                        $ 28,944         $ 25,263          $ 24,726
                                                                 ========         ========          ========

Total sales
  United States                                                  $ 87,280         $ 84,308          $ 84,965
  Europe                                                           29,906           28,897            24,926
  All other                                                        29,781           22,554            21,972
  Elimination of intercompany sales                               (28,944)         (25,263)          (24,726)
                                                                 --------         --------          --------
    Total                                                        $118,023         $110,496          $107,137
                                                                 ========         ========          ========

Operating income/(loss)
  United States                                                  $  2,800         $  2,409          $  4,131
  Europe                                                             (497)              20               611
  All other                                                           213              852             1,084
                                                                 --------         --------          --------
    Total                                                        $  2,516         $  3,281          $  5,826
                                                                 ========         ========          ========

Net income/(loss)
  United States                                                  $  2,007         $  1,843          $  3,002
  Europe                                                             (291)             116               128
  All other                                                           (61)              97               783
                                                                 --------         --------          --------
    Total                                                        $  1,655         $  2,056          $  3,913
                                                                 ========         ========          ========

Assets at December 31
  United States                                                  $ 51,681         $ 45,841          $ 45,889
  Europe                                                           18,440           17,010            16,880
  All other                                                        21,951           18,842            16,798
  Net receivables from Financial Services                               0              200               677
  Elimination of intercompany receivables                         (12,414)          (9,121)          (11,605)
                                                                 --------         --------          --------
    Total                                                        $ 79,658         $ 72,772          $ 68,639
                                                                 ========         ========          ========

Capital expenditures (facilities, machinery
 and equipment and tooling)
  United States                                                  $  4,493         $  5,296          $  5,429
  Europe                                                            1,905            1,892             1,393
  All other                                                         1,811            1,488             1,488
                                                                 --------         --------          --------
    Total                                                        $  8,209         $  8,676          $  8,310
                                                                 ========         ========          ========

- - - - -
* Intercompany sales among geographic areas consist primarily of vehicles, parts and components manufactured by the company and various subsidiaries and sold to different entities within the consolidated group; transfer prices for these transactions are established by agreement between the affected entities


Financial Services
------------------
                                                                   1996             1995              1994
                                                                 --------         --------          --------
Revenues
  United States                                                  $ 22,839         $ 21,383          $ 17,356
  Europe                                                            3,472            3,144             2,336
  All other                                                         2,657            2,114             1,610
                                                                 --------         --------          --------
    Total                                                        $ 28,968         $ 26,641          $ 21,302
                                                                 ========         ========          ========

Income before income taxes**
  United States                                                  $  3,363         $  2,822          $  2,185
  Europe                                                              454              493               419
  All other                                                           405              224               188
                                                                 --------         --------          --------
    Total                                                        $  4,222         $  3,539          $  2,792
                                                                 ========         ========          ========

- - - - -
** Financial Services activities do not report operating income; income before income taxes is representative of operating income

-----------------------------

Financial Services (continued)
------------------

                                                                   1996             1995              1994
                                                                 --------         --------          --------
Net income
  United States                                                  $  2,216         $  1,718          $  1,119
  Europe                                                              268              321               218
  All other                                                           307               44                58
                                                                 --------         --------          --------
    Total                                                        $  2,791         $  2,083          $  1,395
                                                                 ========         ========          ========

Assets at December 31
  United States                                                  $144,494         $137,154          $124,120
  Europe                                                           22,788           20,237            16,507
  All other                                                        15,927           13,120            10,356
                                                                 --------         --------          --------
    Total                                                        $183,209         $170,511          $150,983
                                                                 ========         ========          ========

NOTE 18.  Summary Quarterly Financial Data (Unaudited)
------------------------------------------------------
(in millions, except amounts per share)

                                                  1996                                         1995
                                 ---------------------------------------      ----------------------------------------
                                  First      Second     Third     Fourth       First     Second      Third     Fourth
                                 Quarter     Quarter   Quarter    Quarter     Quarter    Quarter    Quarter    Quarter
                                 -------     -------   -------    -------     -------    -------    -------    -------
Automotive
   Sales                         $29,333    $30,726    $26,459    $31,505     $28,601    $29,861    $24,437    $27,597
   Operating income/(loss)           315      1,624         19        558       1,782      1,774       (204)       (71)
Financial Services
   Revenues                        6,928      7,211      7,501      7,328       6,182      6,528      6,981      6,950
   Income before income taxes        832        947      1,268      1,175         759        885        978        917

Total Company
   Net income*                   $   653    $ 1,903    $   686    $ 1,204     $ 1,550    $ 1,572    $   357    $   660
Less:
  Preferred stock dividend
    requirements                      19         16         16         14          72         69         55         38
   Fair value adjustment
    from exchange of
    Series B Preferred Stock           -          -          -          -           -          -          -         66
                                 -------    -------    -------    -------     -------    -------    -------    -------
   Income attributable
    to Common and
    Class B Stock                $   634    $ 1,887    $   670    $ 1,190     $ 1,478    $ 1,503    $   302    $   556
                                 =======    =======    =======    =======     =======    =======    =======    =======

AMOUNTS PER SHARE OF COMMON
 AND CLASS B STOCK AFTER
 PREFERRED STOCK DIVIDENDS**

   Income                        $  0.54    $  1.60    $  0.57    $  1.00     $  1.44    $  1.45    $  0.28    $  0.49

   Income assuming full
    dilution                        0.53       1.56       0.56       0.99        1.28       1.30       0.27       0.48

   Cash dividends                   0.35       0.35      0.385      0.385        0.26       0.31       0.31       0.35

- - - - -
 *  One-time factors included in net income:
    - Employee separation
       programs                      (28)       (21)       (51)      (336)          -         (9)        (8)      (129)
    - Autolatina dissolution           -          -          -          -           -          -          -        230
    - Sale of The Associates'
       common stock                    -        650          -          -           -          -          -          -
    - Sale of USL Capital's
       assets                          -         19         76          -           -          -          -          -
    - Write-down for Budget
       Rent a Car Corporation          -       (437)         -        204           -          -          -          -

** The sum of the income per share amounts in 1996 and 1995 is different from the amount reported for the full year because of the effect that issuances of the company's stock had on average shares outstanding for those periods

[Coopers & Lybrand L.L.P. letterhead]



                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders
Ford Motor Company

We have audited the consolidated balance sheet of Ford Motor Company and Subsidiaries at December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ford Motor Company and Subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



/s/ COOPERS & LYBRAND L.L.P.

COOPERS & LYBRAND L.L.P.

400 Renaissance Center
Detroit, Michigan  48243
313-446-7100
January 27, 1997